Exhibit 99.1

Grove Announces First Fiscal Quarter 2023 Financial Results

Reports record Gross Margin; Raises FY Adjusted EBITDA margin guidance; maintains revenue guidance; expects to be at or near Adjusted EBITDA break-even in Q3, ahead of schedule

SAN FRANCISCO, CA — May 11, 2023 — Grove Collaborative Holdings, Inc. (NYSE: GROV) (“Grove” or “the Company”), a leading sustainable consumer products company and certified B Corp™, today reported financial results for its first fiscal quarter ended March 31, 2023.

First Fiscal Quarter 2023 Financial Highlights:

Our financial highlights reflect our progress to rapidly improve our bottom-line-results year-over-year and sequentially by increasing margins, creating operating efficiency, and eliminating less productive spend, in order to be profitable, on an Adjusted EBITDA basis, in 2024. As our strategy changed to focus on profitability in the second half of 2022, we believe that our sequential quarterly results are the best indicator of our current financial performance.

●Net revenue of $71.6 million, down 3.3% from the fourth quarter of 2022, and down 20.9% year-over-year, largely due to reductions in advertising spend as we focus on profitability.
●Gross margin of 52.1%, a record for the Company, was up 510 basis points from the fourth quarter of 2022, and up 480 basis points year-over-year.
●Net loss margin of (18.3)%, compared to (17.1)% in the fourth quarter of 2022 and (52.4)% in the first quarter of 2022.
●Adjusted EBITDA margin(1) of (9.6)%, an improvement of 330 basis points from the fourth quarter of 2022 and 3,420 basis points from the first quarter of 2022. See the reconciliation of adjusted EBITDA, a non-GAAP financial measure, to net loss in the table at the end of this press release.

Stuart Landesberg, Chief Executive Officer of Grove, said, “I am pleased to announce another successful quarter, during which record gross margin performance, a 25.4% reduction in SG&A year-over-year, and an approximately 50% year-over-year improvement in media CAC and the related reduction in advertising expense, drove improvement in adjusted EBITDA margin. The expense efficiencies we have achieved reinforce our confidence in our goal of achieving profitability in 2024, and we believe the steps we have taken to improve our liquidity position ensure we have the means to reach that goal. We are making excellent progress towards reaching breakeven bottom line and are seeing exciting green shoots in our strategic growth drivers of omni-channel distribution, the health & wellness category, and potential M&A opportunities, while staying true to our vision that the HPC industry can be a positive force for human and environmental health.”

First Fiscal Quarter 2023 Key Business Highlights:

(in thousands, except DTC Net Revenue Per Order and percentages)	Q1'2023	Q4'2022	Q1'2022
Financial and Operating Data
Grove Brands % Net Revenue	48.9%	45.5%	51.7%
DTC Total Orders	1,097	1,132	1,558
DTC Active Customers	1,241	1,377	1,653
DTC Net Revenue Per Order	$61.64	$63.40	$55.14

Grove Brand products represented 48.9% of net revenue in the first quarter of 2023, an increase of 340 basis points quarter-over-quarter and a decrease of 290 basis points year-over-year. The year-over-year decrease is due to fewer new customer orders, which include more Grove Brand products. The sequential increase is due an increase in net revenue from our retail sales channel as a % of total net revenue.

DTC total orders were 1.1 million, down 3% quarter-over-quarter and 30% year-over-year. The year-over-year and sequential declines are due to lower advertising spend throughout 2022, resulting in fewer new customers and therefore fewer overall orders.

DTC active customers were 1.2 million, down 10% quarter-over-quarter and 25% year-over-year. The year-over-year and sequential declines are due to lower advertising spend resulting in fewer new customers.

DTC net revenue per order was $61.64 in the first quarter of 2023, down 3% quarter-over-quarter and up 12% year-over-year. The sequential decline is due to strong seasonal performance in the fourth quarter of 2022 not continuing in the first quarter or 2023, whereas the year-over-year improvement is due to net revenue management initiatives including the introduction of the supply chain fee and strategic price increases on Grove Brands and third party products.

In the first quarter, 70% of Grove Co. product net revenue came from either zero-plastic, re-usable or refillable and zero plastic waste products, determined as meeting the Company’s Beyond Plastic™ standard1, in line with 70% in the fourth quarter of 2022 and down slightly from 71% in the first quarter of 2022.

Grove believes that publishing plastic intensity (pounds of plastic sold per $100 in revenue) enables the Company to hold itself accountable for the pace at which it decouples revenue from its use of plastic.

●Across the Grove.co site and through retail partners, plastic intensity was 1.02 pounds of plastic per $100 in revenue in the first quarter of 2023 up slightly from 0.98 in the fourth quarter of 2022 and an improvement from 1.16 in the first quarter of 2022
●Across all Grove Brands, plastic intensity was 0.90 pounds of plastic per $100 in revenue in the first quarter of 2023, increasing from our record best 0.80 pounds in the fourth quarter of 2022 and an improvement from 0.94 pounds in the first quarter of 2022

During the quarter, the Company strengthened its liquidity position by securing a $35 million asset-based revolving credit facility, for which borrowing capacity is derived from Grove’s inventory and accounts receivable balances, among other conditions. The loan is for a term of up to 3 years and will support the Company’s strategic initiatives and working capital needs.

Fiscal First Quarter 2023 Operating Results

Net revenue of $71.6 million, down 3.3% from the fourth quarter of 2022, and down 20.9% year-over-year. The sequential and year-over-year declines were due to a decrease in DTC Orders caused by a reduction in DTC Active Customers from the reduction in advertising spend, partially offset by the increase in DTC Net Revenue Per Order.

Gross margin of 52.1%, a record for the Company, was up 510 basis points from the fourth quarter of 2022, and up 480 basis points year-over-year. The sequential improvement is largely due to the decrease in inventory reserves and increase in Grove Brands % Net Revenue. The year-over-year improvement is driven by the decrease in number of lower-margin first orders as a percentage of total orders, impacts of net revenue management initiatives including the introduction of a supply chain fee and strategic price increases on Grove Brands and third party products, decreases in inventory reserves, partially offset by an increase in product costs and decrease in Grove Brands mix as a percentage of total revenue.
1 Starting this quarter and moving forward, we will break out Beyond Plastic™ for Grove Co. as our flagship brand, instead of grouping together all owned brands within the Grove family.

Operating expenses of $50.9 million, down 19% from the fourth quarter of 2022, and down 43% year-over-year. The sequential improvement is largely due to a $6.4 million decrease in stock-based compensation and a $5.9 million decrease in restructuring related charges recorded in the fourth quarter of 2022, offset by a $1.8 million increase in advertising expenses. Other smaller decreases in operating expenses include lower professional and technology fees, which are reflective of our strategy of creating operating efficiency, and eliminating less productive spend, to focus on profitability.

Net loss margin of (18.3%), compared to (17.1%) in the fourth quarter of 2022 and (52.4)% in the first quarter of 2022.

Adjusted EBITDA margin of (9.6)%, an improvement of 330 basis points from the fourth quarter of 2022 and 3,420 basis point from the first quarter of 2022, reflecting improvements in gross margin in the first quarter of 2023, coupled with lower operating and advertising costs. See the reconciliation of adjusted EBITDA, a non-GAAP financial measure, to net loss in the table at the end of this press release.

First Quarter 2023 Key Operational Highlights:

The Company continued to make progress against its four-pronged value creation plan, compassing:

●Improved marketing efficiency
oReduced Media CAC by 50% year-over-year through channel diversification and improved customer targeting as we focus on maximizing our returns on marketing investment.
oLaunched Fresh Horizons, our exclusive collection with Drew Barrymore, on end caps in Target with over 1.9 billion earned media impressions associated with the launch.
●Omni-channel expansion
oGrove Co., our flagship brand, launched on Amazon.com, Walmart.com and on shelves in select Walmart stores in February. The latest retail additions bring the Company’s retail footprint to more than 5,000 brick-and-mortar stores nationwide.
●Net revenue management
oRolled out improvements to our VIP program, increasing the value to the customer, while maintaining the same annual cost, just $19.99 / year.

oLaunched Grove Wellness, a dedicated online health and wellness hub that offers a curated assortment of high-quality health & wellness products. Wellness products were included in a record high percent of orders and made up a record high percent of revenue for Grove in the first quarter. We are optimistic about continued market acceptance in coming periods as we expand our assortment and improve awareness of the wellness offering.
oSuccessfully implemented net revenue management initiatives to drive continued improvement in DTC Net Revenue per order and gross margin by shifting into higher margin categories and initiating selective pricing actions.
●Operating expense discipline
oDemonstrated improved efficiencies across all line items of the P&L as we monitor and eliminate unproductive spend across the business.

Financial Outlook:

“The progress we have made in improving operating efficiencies and reducing expenses gives us the confidence to increase our adjusted EBITDA margin guidance for fiscal 2023, despite continued challenges in the macroeconomic environment. This is a result of durable improvements in our gross margin profile along with exceptional efforts to execute our full P&L value creation plan,” stated Sergio Cervantes, Chief Financial Officer of Grove.

Based on performance to date and current expectations, Grove is providing the following updated guidance:
For the 12-month period ending December 31, 2023, we expect:

● Net revenue of $260.0 to $270.0 million
● Adjusted EBITDA margin(1) of (5.5)% to (7.5)%, up from (9)% to (11)% previously

(1) Adjusted EBITDA margin is a non-GAAP financial measure. See “Non-GAAP Financial Measures” for additional information.

Adjusted EBITDA Break Even Timing:

The Company has stated repeatedly that it expects to hit Adjusted EBITDA profitability during calendar year 2024. Given the strong progress in the business to date against the Company’s Value Creation Plan, Grove now expects Q3 2023 Adjusted EBITDA to be approximately break-

even. While the Company has raised its Adjusted EBITDA margin guidance, this guidance continues to forecast losses in Q2 2023 and Q4 2023.

”We expect to be approximately breakeven on an adjusted EBITDA basis in the third quarter of this year, as we continue to progress towards our stated goal of profitability in 2024. Note that while this is ahead of schedule, due to seasonality and other trends in the business, we do not anticipate our path to long term profitability to be a straight line,” said CFO Sergio Cervantes.

“This accelerated timing reflects the exceptional work of our team, the importance of our differentiation, our sustainability mission to our consumers, and the loyalty of our community. This is an exciting step towards profitable growth for Grove,” said CEO Stuart Landesberg.

Conference Call Information:

The Company will host a conference call to discuss first fiscal quarter 2023 financial results and other business updates today, May 11, 2023, at 5:00 p.m. Eastern Time / 2:00 p.m. Pacific Time. The conference call will be available via live audio webcast on the Company’s investor relations website at investors.grove.co. To participate via telephone, interested parties may dial (877) 413-7205, or (201) 689-8537 if calling internationally. A replay of the call will be available until May 25, 2023 and can be accessed by dialing (877) 660-6853 or (201) 612-7415, access code: 13738115. The webcast will also be available on Grove’s investor relations website for 6 months following the conference call.

About Grove Collaborative Holdings, Inc.

Launched in 2016 as a Certified B Corp, Grove Collaborative Holdings, Inc. (NYSE: GROV) is transforming consumer products into a positive force for human and environmental good. Driven by the belief that sustainability is the only future, Grove creates and curates more than 150 high-performing eco-friendly brands of household cleaning, personal care, laundry, clean beauty, baby and pet care products serving millions of households across the U.S. each year. With a flexible monthly delivery model and access to knowledgeable Grove Guides, Grove makes it easy for everyone to build sustainable routines.

Every product Grove offers — from its flagship brand of sustainably powerful home care essentials, Grove Co., plastic-free, vegan personal care line, Peach Not Plastic, and zero-waste pet care brand, Good Fur, to its exceptional third-party brands — has been thoroughly vetted against Grove’s strict standards to be beautifully effective, supportive of healthy habits, ethically produced and cruelty-free. The first plastic neutral retailer in the world, Grove is a public benefit corporation on a mission to move Beyond Plastic™. In 2021, Grove entered physical retail for the first time at Target stores nationwide, making sustainable home care products even more accessible.

For more information, visit www.grove.com.

Caution Concerning Forward-Looking Statements

This press release contains "forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about our ability to reach Adjusted EBITDA breakeven in the third quarter of 2023, our confidence in achieving profitability in 2024, whether our improved liquidity position will help meet our profitability goals, continued market acceptance of our wellness offering, our 2023 financial outlook, including our forecasted losses in the second and fourth quarter of 2023, and our or our management team’s expectations, hopes, beliefs, intentions, plans, prospects or strategies regarding the future, including revenue growth and financial performance, profitability, product expansion and services. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. The forward-looking statements contained in this press release are based on our current expectations and beliefs made by our management in light of their experience and their perception of historical trends, current conditions and expected future developments and their potential effects on the Company as well as other factors they believe are appropriate in the circumstances. There can be no assurance that future developments affecting the Company will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements, including changes in domestic and foreign business, consumer discretionary spending, market, financial, political and legal conditions; risks relating to the uncertainty of the projected financial information with respect to Grove; Grove’s ability to successfully expand its business; competition; risks related to advertising inaccuracies or product mislabeling that may have an adverse effect on our business by exposing us to lawsuits, product recalls or regulatory enforcement actions; risks relating to growing inflation and rising interest rates; and those factors discussed in documents of Grove filed, or to be filed, with the U.S. Securities and Exchange Commission (the “SEC”). Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. All forward-looking statements in this press release are made as of the date hereof, based on information available to Grove as of the date hereof, and Grove assumes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Non-GAAP Financial Measures

Some of the financial information and data contained in this press release, such as adjusted EBITDA and adjusted EBITDA margin, have not been prepared in accordance with United States generally accepted accounting principles (“GAAP”). These non-GAAP measures, and other measures that are calculated using such non-GAAP measures, are an addition to, and not a substitute for or superior to, measures of financial performance prepared in accordance with GAAP and should not be considered as an alternative to revenue, operating income, profit before tax, net income or any other performance measures derived in accordance with GAAP. A reconciliation of historical adjusted EBITDA to Net Income is provided in the tables at the end of this press release. The reconciliation of projected adjusted EBITDA and adjusted EBITDA Margin to the closest corresponding GAAP measure is not available without unreasonable efforts on a forward-looking basis due to the high variability, complexity, and low visibility with respect to the charges excluded from these non-GAAP measures, such as the impact of depreciation and amortization of fixed assets, amortization of internal use software, the effects of net interest expense (income), other expense (income), and non-cash stock based compensation expense. Grove believes these non-GAAP measures of financial results, including on a forward-looking basis, provide useful information to management and investors regarding certain financial and business trends relating to Grove’s financial condition and results of operations. Grove’s management uses these non-GAAP measures for trend analyses and for budgeting and planning purposes. Grove believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating projected operating results and trends in and in comparing Grove’s financial measures with other similar companies, many of which present similar non-GAAP financial measures to investors. Management of

Grove does not consider these non-GAAP measures in isolation or as an alternative to financial measures determined in accordance with GAAP. However, there are a number of limitations related to the use of these non-GAAP measures and their nearest GAAP equivalents. For example, other companies may calculate non-GAAP measures differently, or may use other measures to calculate their financial performance, and therefore Grove’s non-GAAP measures may not be directly comparable to similarly titled measures of other companies.
We calculate adjusted EBITDA as net loss, adjusted to exclude: (1) stock-based compensation expense; (2) depreciation and amortization; (3) remeasurement of convertible preferred stock warrant liability; (4) changes in fair values of Additional Shares, Earn-out Shares and Public and Private Placement Warrant liabilities, Structural Derivative liabilities; (5) transaction costs allocated to derivative liabilities upon Business Combination; (6) interest income; (7) interest expense; (8) restructuring costs and (10) provision for income taxes. We define Adjusted EBITDA Margin as Adjusted EBITDA divided by revenue.

Grove Collaborative Holdings, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	March 31, 2023	December 31, 2022
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$81,653	$81,084
Restricted cash	5,850	11,950
Inventory, net	40,930	44,132
Prepaid expenses and other current assets	5,806	4,844
Total current assets	134,239	142,010
Restricted cash	2,951	2,951
Property and equipment, net	13,852	14,530
Operating lease right-of-use assets	11,721	12,362
Other long-term assets	2,817	2,192
Total assets	$165,580	$174,045
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$12,293	$10,712
Accrued expenses	13,967	31,354
Deferred revenue	9,152	10,878
Operating lease liabilities, current	3,762	3,705
Other current liabilities	565	249
Debt, current	340	575
Total current liabilities	40,079	57,473
Debt, noncurrent	69,049	60,620
Operating lease liabilities, noncurrent	15,233	16,192
Derivative liabilities	13,519	13,227
Total liabilities	137,880	147,512
Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—
Common stock	18	18
Additional paid-in capital	618,609	604,373
Accumulated deficit	(590,927)	(577,858)
Total stockholders’ equity	27,700	26,533
Total liabilities and stockholders’ equity	$165,580	$174,045

Grove Collaborative Holdings, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except share and per share amounts)

	Three Months Ended March 31,
	2023	2022
Revenue, net	$71,565	$90,479
Cost of goods sold	34,310	47,742
Gross profit	37,255	42,737

Operating expenses:
Advertising	8,673	32,793
Product development	4,216	6,240
Selling, general and administrative	38,021	50,970
Operating loss	(13,655)	(47,266)

Interest expense	3,729	2,087
Change in fair value of Additional Shares liability	223	—
Change in fair value of Earn-Out liability	143	—
Change in fair value of Public and Private Placement Warrants liability	(674)	—
Change in fair value of Structural Derivative liability	600	—
Other income, net	(4,617)	(1,992)
Interest and other expense (income), net	(596)	95
Loss before provision for income taxes	(13,059)	(47,361)
Provision for income taxes	10	23
Net loss	$(13,069)	$(47,384)
Net loss per share attributable to common stockholders, basic and diluted	$(0.08)	$(5.05)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	168,739,298	9,387,142

Grove Collaborative Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Three Months Ended March 31,
	2023	2022
Cash Flows from Operating Activities
Net loss	$(13,069)	$(47,384)
Adjustments to reconcile net loss to net cash used in operating activities:
Remeasurement of convertible preferred stock warrant liability	—	(1,886)
Stock-based compensation	4,893	4,460
Depreciation and amortization	1,448	1,410
Changes in fair value of derivative liabilities	292	—
Reduction in transaction costs allocated to derivative liabilities upon Business Combination	(3,745)	—
Non-cash interest expense	948	195
Inventory reserve	124	856
Other non-cash expenses	77	8
Changes in operating assets and liabilities:
Inventory	3,078	3,038
Prepaids and other assets	(828)	(3,312)
Accounts payable	1,554	10,287
Accrued expenses	162	2,917
Deferred revenue	(1,726)	159
Operating lease right-of-use assets and liabilities	(261)	(22)
Other liabilities	316	(229)
Net cash used in operating activities	(6,737)	(29,503)

Cash Flows from Investing Activities
Purchase of property and equipment	(784)	(1,352)
Net cash used in investing activities	(784)	(1,352)

Cash Flows from Financing Activities
Proceeds from issuance of contingently redeemable convertible common stock	—	27,500
Payment of transaction costs related to the Business Combination	(4,150)	(489)
Proceeds from issuance of debt	7,500	—
Payment of debt issuance costs	(837)	—
Repayment of debt	(235)	(275)
Proceeds from exercise of stock options and settlement of restricted stock units, net of withholding taxes paid related to common stock issued to employees	(288)	171
Net cash provided by financing activities	1,990	26,907

Net decrease in cash, cash equivalents and restricted cash	(5,531)	(3,948)
Cash, cash equivalents and restricted cash at beginning of period	95,985	78,376
Cash, cash equivalents and restricted cash at end of period	$90,454	$74,428

Grove Collaborative Holdings, Inc.
Non-GAAP Financial Measures
(Unaudited)
(In thousands)

	Three Months Ended March 31,
	2023	2022
Reconciliation of Net Loss to Adjusted EBITDA	(in thousands)
Net loss	$(13,069)	$(47,384)
Stock-based compensation	4,893	4,460
Depreciation and amortization	1,448	1,410
Remeasurement of convertible preferred stock warrant liability	—	(1,886)
Change in fair value of Additional Shares liability	223	—
Change in fair value of Earn-Out liability	143	—
Change in fair value of Public and Private Placement Warrants liability	(674)	—
Change in fair value of Structural Derivative liability	600	—
Reduction in transaction costs allocated to derivative liabilities upon Business Combination	(3,745)	—
Interest income	(424)	—
Interest expense	3,729	2,087
Restructuring costs	—	1,636
Provision for income taxes	10	23
Total Adjusted EBITDA	$(6,866)	$(39,654)
Net loss margin	(18.3)%	(52.4)%
Adjusted EBITDA margin	(9.6)%	(43.8)%

Investor Relations Contact
ir@grove.co

Media Relations Contact

pr@grove.co
Source: Grove Collaborative Holdings, Inc.